Exhibit 10.2
AMENDMENT TO
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT is entered into as of December 31st, 2008, by and between Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company (the “Company”), and the executive identified on the signature page to this Amendment (the “Executive”). Terms not defined in this Amendment shall have the meaning set forth in the Agreement (as defined below).
     WHEREAS, Kaiser Aluminum & Chemical Corporation, a Delaware corporation (“KACC”), and the Executive entered into that certain Change in Control Severance Agreement effective November 18, 2002 (the “Agreement”), and on July 6, 2006, KACC assigned to the Company, and the Company assumed from KACC, KACC’s rights and obligations under the Agreement; and
     WHEREAS, the Company and the Executive wish to amend the Agreement to assure that (i) any payments under the Agreement that constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), comply with the requirements of Section 409A to avoid the imposition of excise taxes, and (ii) any payments under the Agreement that qualify for an exemption from deferred compensation treatment under Section 409A satisfy the requirements of such exemption.
     NOW, THEREFORE, the parties agree as follows:
     1. All references to the “Corporation” contained in the Agreement shall be deemed references to the Company.
     2. The first paragraph of Section 2(g) of the Agreement is amended to replace the “ten (10) business day” period described therein with “thirty (30) business days” and Section 2(g)(3) of the Agreement is amended to replace the reference to “a reduction” in the Executive’s eligibility for participation in the Company’s benefit plans contained therein with “a material reduction.”
     3. Section 3(d) of the Agreement is amended in its entirety to read as follows:
(d)	The Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein or for any other reason the Release Agreement has not been executed by the Executive, delivered to the Corporation and become effective and irrevocable in its entirety within the 60-day period following the Executive’s termination of employment; or
     4. Section 3 of the Agreement is further amended to add the following two sentences to the end thereof:
Notwithstanding anything to the contrary in this Agreement, in order to terminate employment with “Good Reason,” the Executive must terminate employment within the two-year period beginning upon the initial existence of the condition constituting Good Reason. If the Executive’s termination of employment precedes the Change in Control, then, for purposes of determining the timing of any payments to be made under Section 5 or 6 below, such payments shall be measured from the date of the Change in Control rather than from the date of the Executive’s termination of employment.
     5. Sections 5(a) and 5(b) of the Agreement are amended to replace the phrase “as soon as practicable following the Executive’s termination (but in no event later than 30 days after such termination)” with the phrase “within five business days following the date that the Release Agreement becomes effective and irrevocable in accordance with its terms.”
     6. The second sentence of Section 6(b) of the Agreement is deleted in its entirety.
     7. The first paragraph of Section 7 of the Agreement is amended to replace the phrase “in such manner as the Executive shall direct” contained in the third sentence thereof with the phrase “by reducing any cash lump sum payments under Section 5(a) above.”
     8. Any expense reimbursements required to be made under the Agreement shall be for covered expenses incurred by the Executive during his or her lifetime, and such reimbursements shall be made not later than December 31st of the year following the year in which the Executive incurs the expense; provided that in no event shall the amount of expenses eligible for payment or reimbursement, or in-kind benefits provided, by the Company in one calendar year affect the amount of expenses to be paid or reimbursed, or in-kind benefits to be provided, in any other calendar year. The Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit. Any payment that becomes due to the Executive under Section 7 of the Agreement shall be paid to the Executive no later than December 31 of the calendar year following the calendar year in which the Excise Tax is remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).
     9. To the extent that the Agreement provides for the payment of “deferred compensation” (within the meaning of Section 409A) to the Executive or the Executive’s beneficiaries upon or as a result of the Executive’s termination of employment, the Executive shall be considered to have experienced a termination of employment as of the date that the Executive incurs a “separation from service” within the meaning of Section 409A.
     10. Each payment or benefit to which the Executive becomes entitled under the Agreement will be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payment or benefit will not be considered an entitlement to a single payment of the aggregate amount to be paid).
     11. If the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to the Executive by reason of his or her separation from service, (iii) at the time such payment would otherwise be made, the Executive is a “specified employee” within the meaning of Section 409A (and using the identification methodology specified by the Company from time to time), and (iv) a delay in payment is required in order to avoid the imposition of excise taxes under Section 409A and such delay is not already provided for by the Agreement, then the payment shall be delayed until the earlier of (A) the first business day following the six-month anniversary of the Executive’s separation from service, or (B) the Executive’s death.
     12. The provisions of this Amendment supersede and replace in their entirety any conflicting provision set forth in the Agreement. Except as specifically amended hereby, the Agreement will continue in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

KAISER ALUMINUM FABRICATED PRODUCTS, LLC
By
Name:
Title:

EXECUTIVE

Name:

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